UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G (Rule 13d-102)

Under the Securities Exchange Act of 1934
(Amendment No. 1)1

Horizon Health Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

44041Y104

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sirios Capital Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sirios Capital Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sirios/QP Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sirios Overseas Fund, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sirios Overseas Fund II, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sirios Capital Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IA, PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sirios Associates, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John F. Brennan, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
(a)	Name of Issuer The name of the issuer is Horizon Health Corporation (the “Company”).
(b)	Address of Issuer’s Principal Executive Offices The Company’s principal executive offices are located at 2941 S. Lake Vista Drive, Lewisville, TX 75067.

Item 2.
(a)

Name of Person Filing

This statement is filed by:

(i)   Sirios Capital Partners, L.P., a Delaware limited partnership (“SCP I”), with respect to the shares of Common Stock directly owned by it;

(ii)   Sirios Capital Partners II, L.P., a Delaware limited partnership (“SCP II”), with respect to the shares of Common Stock directly owned by it;

(iii)  Sirios/QP Partners, L.P., a Cayman Islands exempted limited partnership (“SQP”), with respect to the shares of Common Stock directly owned by it;

(iv)  Sirios Overseas Fund, Ltd., a Cayman Islands company (“SOF I”), with respect to the shares of Common Stock directly owned by it;

(v)  Sirios Overseas Fund II, Ltd., a Cayman Islands company (“SOF II”), with respect to the shares of Common Stock directly owned by it;

(vi) Sirios Capital Management, L.P., a Delaware limited partnership (“SCM”), which serves as investment manager to SCP I, SCP II, SQP, SOF I, and SOF II, with respect to the shares of Common Stock directly owned by SCP I, SCP II, SQP, SOF I, and SOF II;

(vii) Sirios Associates, L.L.C., a Delaware limited liability company (“SA”), which is the general partner of SCM, with respect to the shares of Common Stock directly owned by SCP I, SCP II, SQP, SOF I, and SOF II; and

(viii) John F. Brennan, Jr., sole managing member of SA, with respect to the shares of Common Stock directly owned by SCP I, SCP II, SQP, SOF I, and SOF II.

              The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)

Address of Principal Business Office or, if none, Residence

The address of the business office of SCP I, SCP II, SCM, SA, and Mr. Brennan is One International Place, Boston, Massachusetts 02110-2649.  The address of the registered office of the SQP, SOF I, and SOF II is c/o Goldman Sachs (Cayman) Trust, Limited, 2nd Floor, Harbour Centre, P.O. Box 896, George Town, Grand Cayman, KY1•1103, Cayman Islands.

(c)

Citizenship

SCP I, SCP II, and SCM are limited partnerships organized under the laws of the State of Delaware.  SQP is an exempted limited partnership organized under the laws of the Cayman Islands.  SOF I and SOF II are companies organized under the laws of the Cayman Islands.  SA is a limited liability company organized under the laws of the State of Delaware.  Mr. Brennan is a United States citizen.

	(d)	Title of Class of Securities Common Stock, par value $0.01 per share (the “Common Stock”).
	(e)	CUSIP Number CUSIP No. 44041Y104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)

Amount beneficially owned:

A.    Sirios Capital Partners, L.P.
Amount beneficially owned: 0

B.     Sirios Capital Partners II, L.P.
Amount beneficially owned: 0

C.     Sirios/QP Partners, L.P.
Amount beneficially owned: 0

E.     Sirios Overseas Fund, Ltd.
Amount beneficially owned: 0

F.     Sirios Overseas Fund II, Ltd.
Amount beneficially owned: 0

H.     Sirios Capital Management, L.P.
Amount beneficially owned: 0

I.      Sirios Associates, L.L.C.
Amount beneficially owned: 0

J.      John F. Brennan, Jr.
Amount beneficially owned: 0

(b)

Percent of class:

A.    Sirios Capital Partners, L.P.
Percent of class: 0%

B.     Sirios Capital Partners II, L.P.
Percent of class: 0%

C.     Sirios/QP Partners, L.P.
Percent of class: 0%

E.     Sirios Overseas Fund, Ltd.
Percent of class: 0%

F.     Sirios Overseas Fund II, Ltd.
Percent of class: 0%

H.     Sirios Capital Management, L.P.
Percent of class: 0%

I.      Sirios Associates, L.L.C.
Percent of class: 0%

J.      John F. Brennan, Jr.
Percent of class: 0%

	(c)	Number of shares as to which the person has:
(i)

Sole power to vote or to direct the vote

A.    Sirios Capital Partners, L.P.
-0-

B.     Sirios Capital Partners II, L.P.
-0-

C.     Sirios/QP Partners, L.P.
-0-

E.     Sirios Overseas Fund, Ltd.
-0-

F.     Sirios Overseas Fund II, Ltd.
-0-

H.     Sirios Capital Management, L.P.
-0-

I.      Sirios Associates, L.L.C.
-0-

J.       John F. Brennan, Jr.
-0-

(ii)

Shared power to vote or to direct the vote

A.     Sirios Capital Partners, L.P.
-0-

B.      Sirios Capital Partners II, L.P.
-0-

C.      Sirios/QP Partners, L.P.
-0-

E.      Sirios Overseas Fund, Ltd.
-0-

F.      Sirios Overseas Fund II, Ltd.
-0-

H.      Sirios Capital Management, L.P.
-0-

I.       Sirios Associates, L.L.C.
-0-

J.       John F. Brennan, Jr.
-0-

(iii)

Sole power to dispose or to direct the disposition of

A.     Sirios Capital Partners, L.P.
-0-

B.      Sirios Capital Partners II, L.P.
-0-

C.      Sirios/QP Partners, L.P.
-0-

E.      Sirios Overseas Fund, Ltd.
-0-

F.      Sirios Overseas Fund II, Ltd.
-0-

H.      Sirios Capital Management, L.P.
-0-

I.       Sirios Associates, L.L.C.
-0-

J.       John F. Brennan, Jr.
-0-

(iv)

Shared power to dispose or to direct the disposition of

A.     Sirios Capital Partners, L.P.
-0-

B.      Sirios Capital Partners II, L.P.
-0-

C.      Sirios/QP Partners, L.P.
-0-

E.      Sirios Overseas Fund, Ltd.
-0-

F.      Sirios Overseas Fund II, Ltd.
-0-

H.      Sirios Capital Management, L.P.
-0-

I.       Sirios Associates, L.L.C.
-0-

J.       John F. Brennan, Jr.
-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EXECUTED as a sealed instrument this 29th day of January, 2007.

/s/ John F. Brennan

John F. Brennan, Jr., individually, and as sole managing member of Sirios Associates, L.L.C., the general partner of Sirios Capital Management, L.P., the investment manager of Sirios Capital Partners, L.P., Sirios Capital Partners II, L.P., Sirios/QP Partners, L.P., Sirios Overseas Fund, Ltd., and Sirios Overseas Fund II, Ltd.

Exhibit 1

AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, hereby agrees that only one statement containing the information required by Schedule 13G needs be filed with respect to the ownership by each of the undersigned of the shares of common stock of Horizon Health Corporation, and that the Schedule 13G to which this Agreement is appended as Exhibit 1 is to be filed with the Securities and Exchange Commission on behalf of each of the undersigned on or about the date hereof.

EXECUTED as a sealed instrument this 29th day of January, 2007.

/s/ John F. Brennan, Jr.

John F. Brennan, Jr., individually, and as sole managing member of Sirios Associates, L.L.C., the general partner of Sirios Capital Management, L.P., the investment manager of Sirios Capital Partners, L.P., Sirios Capital Partners II, L.P., Sirios/QP Partners, L.P., Sirios Overseas Fund, Ltd., and Sirios Overseas Fund II, Ltd.